As filed with the Securities and Exchange Commission on May 15, 2007

Registration No. 333- 136057

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REALOGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4381990
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Address of Principal Executive Offices) (Zip Code)

REALOGY CORPORATION 2006 EQUITY AND INCENTIVE PLAN

REALOGY CORPORATION EMPLOYEE STOCK PURCHASE PLAN

REALOGY CORPORATION SAVINGS RESTORATION PLAN

REALOGY CORPORATION OFFICER DEFERRED COMPENSATION PLAN

REALOGY CORPORATION NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

REALOGY CORPORATION EMPLOYEE SAVINGS PLAN

(Full Titles of the Plan)

Marilyn J. Wasser

Executive Vice President and General Counsel

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to the Registration Statement on Form S-8 (File No. 333-136057) of Realogy Corporation (the “Registrant”) pertaining to the registration of (A) 42,000,000 shares of Common Stock, $.01 par value (“Common Stock”), issuable under the Realogy Corporation 2006 Equity and Incentive Plan, 250,000 shares of Common Stock issuable pursuant to the Realogy Corporation Employee Stock Purchase Plan and 250,000 shares and Plan Interests issuable pursuant to the Realogy Corporation Employee Savings Plan (such plans collectively being referred to as the “Plans”), and (B) $25,000,000 of unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Savings Restoration Plan, $60,000,000 of unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Officer Deferred Compensation Plan, and $20,000,000 of unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Non-Employee Directors Deferred Compensation Plan (such unsecured obligations being referred to as the “Obligations”).

On April 10, 2007, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2006, by and among Domus Holdings Corp., a Delaware corporation and an affiliate of Apollo Management VI, L.P. (“Holdings”), Domus Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Holdings (“Merger Sub”) , and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of Holdings. As provided in the Merger Agreement, each issued and outstanding share of Common Stock of the Registrant (other than shares held by Holdings, Merger Sub, any subsidiary of Holdings, or held in treasury by the Registrant, any shares held by any subsidiary of Registrant, and shares subject to dissenters’ rights and any shares as to which separate treatment in the Merger was separately agreed by Holdings and the holder thereof) was cancelled and automatically converted into the right to receive $30 in cash, without interest.

On May 4, 2007, the Registrant paid out all Obligations accrued as to the effective time of the Merger other than the Obligations accrued at the effective time of the Merger and payable to six individuals 200 days following the effective date of the Merger in accordance with the terms of the Non-Employee Directors Deferred Compensation Plan.

In accordance with the undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any of its securities being registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the Plans and registered under the Registration Statement, which remain unissued at the effective time of the Merger, and any and all Obligations registered under the Registration Statement, which remain unpaid as of the date hereof (it being understood that the Obligations accrued but unpaid under the Non-Employee Directors Deferred Compensation Plan shall be paid to the six individuals following de-registration pursuant to an exemption from registration under the Securities Act of 1933, as amended).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parsippany, State of New Jersey, on May 15, 2007.

REALOGY CORPORATION

By	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	Vice Chairman and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign this post-effective amendment to the registration statement on Form S-8 to be filed in connection with the deregistration of securities of Realogy Corporation and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Henry R. Silverman	Chairman and Chief Executive Officer (Principal Executive Officer)	May 15, 2007
Henry R. Silverman

/s/ Anthony E. Hull	Executive Vice President, Chief	May 15, 2007
Anthony E. Hull	Financial Officer and Treasurer (Principal Financial Officer)

/s/ Christopher R. Cade	Senior Vice President, Chief	May 15, 2007
Christopher R. Cade	Accounting Officer and Controller (Principal Accounting Officer)

/s/ Richard A. Smith	Director	May 15, 2007
Richard A. Smith

Director
Marc E. Becker

/s/ Scott Kleinman	Director	May 15, 2007
Scott Kleinman

Director
M. Ali Rashid